Exhibit 99.1

NEWS RELEASE

TEXOLA ENERGY CORP. ANNOUNCES DRILLING TEMPORARILY HALTED AT CHINCHAGA PROJECT, ALBERTA DUE TO SPRING BREAK UP CONDITIONS

VANCOUVER, B.C., March 17, 2006 /PRNewswire /-- Texola Energy Corp. (OTCBB: TXLA) has been advised that operations at the Chinchaga farm-in with Suncor Energy Inc. of Calgary, Alberta have been temporarily halted after setting and cementing surface casing at a depth of 410 meters. As earlier announced, Texola has a 10% working interest in this project.

The decision to halt drilling was due to and in consideration of weather and general access conditions to the well site. This decision was made following the determination that the time anticipated to finish drilling, evaluating and casing the well would put the program into spring break up conditions. It was determined that the risk to safety in proceeding with operations during break up conditions was too great to proceed at this time.

The resumption of drilling is planned for freeze-up during the 2006 winter drilling season.

For further information contact:

Texola Energy Corp.

Investor Relations: North America Toll Free	1-866-329 5488 or email info@texolaenergy.com

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include the drilling and the testing of the well on the Chinchaga prospect in the 2006 winter drilling season.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; any number of events or causes which may further delay the drilling of the first well such as weather, mechanical failures, safety concerns and financing problems; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2004 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.